EXHIBIT 99.1

Freedom Holdings and The Awareness Group (TAG) Announce Binding LOI For Reverse Merger

•	Led by industry veteran Pablo Diaz, TAG is an emerging alternative energy company with solar, blockchain, marketing and fintech assets

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The TAG GRID will form the foundation of an aggressive organic and inorganic growth strategy to provide an all-inclusive, all-encompassing solution to solar service providers of commercial and residential customers within the alternative energy space

•	Transaction expected to close in September 2024

Scottsdale, AZ and Chatsworth, CA – September 9, 2024 – Freedom Holdings, Inc. (OTCPINK: FHLD), an SEC-reporting company, and The Awareness Group LLC (TAG), founder of the TAG GRID and an emerging leader in the alternative energy space, today announced the companies signed a binding letter of intent (LOI) for a reverse merger transaction, enabling TAG to become publicly listed under the FHLD ticker. The companies expect the transaction to close in September 2024.

"This reverse merger is key to accelerating TAG’s growth strategy to create a multi-hundred million dollar company over the next few years,‘ said Pablo Diaz, founder, chairman and CEO of TAG. ‘I believe this merger will benefit TAG by providing a more potent vehicle to fund the Company’s growth strategy and giving existing FHLD shareholders the ability to benefit from the combined scale of our businesses. Our team has created significant shareholder value via two prior public solar enterprises, and our goal is to exceed these past successes at TAG.

"The TAG GRID is the next evolution of this strategy. We have built an ecosystem that addresses every part of the solar landscape through multiple service provider networks that bring residential and commercial deals into the ecosystem, with TAG at the epicenter of all deals. Additionally, in 2023, we acquired five companies that amplify our ability to be the guarantor for all TAG-funded projects while also benefitting from our proprietary growth programs as part of the TAG GRID. These assets include lead generation, EPC and unique fintech and alternative energy blockchain assets.

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‘We believe these proven, proprietary growth programs have the potential to create at least $40 million in revenue in 2025 through organic growth. Additionally, we have a bespoke M&A strategy that can add complementary businesses that create significant synergies by combining with TAG. As an example of the potential strength of the TAG model, we tested our proprietary growth programs with three potential acquisition targets before acquiring our foundational assets. During these 40 days, with no growth capital invested, we created a $25 million revenue pipeline without having all the pieces to the pie as we do now. In the coming weeks, TAG will release additional information to educate existing FHLD and potential new shareholders about how The TAG GRID will create shareholder value."

The TAG GRID

TAG is introducing the next evolution of a growth model pioneered by Diaz in two prior public ventures that drove 10X revenue growth within the first year of implementation. The TAG GRID puts TAG at the center of all key areas of solar project development, making the Company the conduit for service providers. This unique model helps each part of the ecosystem grow through robust, simple-to-use technology platforms. The TAG GRID encompasses:

•	The TAG Dealer Program is a national network of over 500 sales agents onboarded to the platform, to which TAG will provide commercial and residential deal support;

•	TAG Financial Services provides access to industry-leading lending solutions for residential and commercial projects;

•	TAG Distribution provides materials procurement for all TAG-funded projects;

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The TAG Contractor Program provides design and installation solutions through its national network of residential and commercial solar construction and installation contractors. Currently, there are 119 contractors activated on the TAG GRID platform, providing installation capabilities in 38 states;

•	The TAG Broker Program incentivizes brokers to bring their deals, customers and partners into the TAG GRID ecosystem.

Additionally, TAG brings a carbon credits validation and trading platform and an alternative energy crypto incentive program that enables network members and end customers to further benefit financially from the TAG GRID.

Key Merger Terms

•	TAG shareholders will obtain a 90% supermajority of FHLD shares outstanding;

•	TAG CEO Pablo Diaz and the TAG management team will take over as the executive team for FHLD;

•	TAG will assume control of the FHLD board and appoint its existing board members, Pablo Diaz, Marco Rubin and Brooks Holcomb, to the FHLD board.

Separately, TAG terminated its prior reverse merger transaction with AppLife Digital Solutions (OTCQB: ALDS) in July 2024.

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Forward-Looking Statements:

This press release may contain forward-looking statements. The words ‘believe,‘ ‘expect,‘ ‘should,‘ ‘intend,‘ ‘estimate,‘ ‘projects,‘ variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s respective filings at www.sec.gov and www.otcmarkets.com.

About TAG

Innovation is at the heart of The Awareness Group (TAG). We are building the TAG GRID, a comprehensive national platform for alternative energy services and solutions targeting commercial and residential solar services providers. With a unique growth model, TAG has acquired five companies across the alternative energy space, ranging from fintech for national residential and commercial project funding solutions, solar lead generation, sales and installation services to blockchain and a digital carbon and renewable energy credits marketplace. TAG is structured for organic growth, complemented by a highly synergistic corporate development strategy focused on expanding current business lines and adding innovative technologies. The Company aims to quickly build a profitable, multi-$100 million company over the next few years and create significant value for customers, employees, partners, and current and prospective investors. For more information, please visit us at https://www.awarenessgroup.llc/

TAG Investor Relations and Media Contact:

Brian Siegel, IRC®, M.B.A.

Senior Managing Director

Hayden IR

(346) 396-8696

brian@haydenir.com

Freedom Holdings, Inc.

johnvivian@fredholdings.com

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